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                            SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary proxy statement
[ ]  Definitive proxy statement
[X]  Definitive additional materials
[ ]  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
[ ] Confidential, For use of the Commission Only (as permitted by Rule 14a-6(e)(2))

                           WEIRTON STEEL CORPORATION
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                           WEIRTON STEEL CORPORATION
                   (NAME OF PERSON(S) FILING PROXY STATEMENT)

Payment of filing fee (check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4) Proposed maximum aggregate value of transaction:

     (5) Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

     (2) Form, Schedule or Registration Statement No.:

     (3) Filing party:

     (4) Date filed:

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INDEPENDENT STEELWORKERS UNION LOGO
2971 West Street o Weirton o WV 26062


                                                                October 28, 2002

Dear Fellow Shareholder:

We are entering the most crucial and important time since the creation of the Weirton Steel ESOP in 1984. When Weirton Steel formed our ESOP in 1984, it was a time of re-birth as a new company. We had been spun off by National Steel and the leaders of our Union and the Company spent 18 months building something entirely unheard of to many of us. But in the end we succeeded because of the determination of our people in the mill.

In 1989, we saw another major change with the decision to take Weirton Steel into the public market. Again, it was a very tough decision to make because for five years this steel mill had belonged to us and only us. But once again we succeeded because of our people and their determination to keep Weirton Steel alive and well.

For the past four and a half years, the working people of Weirton Steel have again fought for survival in the "Stand Up For Steel Campaign". One of the members of the Company's Board of Directors recently commented to me that a couple of years ago no one in Washington, D.C. had ever heard of Weirton Steel and the Independent Steelworkers Union. But today, the people who matter in Washington, D.C. know who we are and they know we are one of the "never say die" companies in the domestic steel industry.

We are poised on the brink of equally significant changes again today. We can keep the status quo and continue to fight for survival under the present day limits of the poison pill rules in our ESOP. Or we can ready ourselves to grow and prepare for the future of our steel mill and our families. The Union leadership has unanimously supported the proposal to eliminate the poison pill and to support the corporate charter and by-laws proposed in the Proxy document that is currently outstanding.

I want you to know the decision to endorse the corporate charter and by-laws change outlined in the Proxy document was only made after hours and hours of discussion, debate and personal reflection. We believe that the changes proposed in this Proxy are necessary for Weirton Steel to raise the funding necessary to acquire other steel assets or businesses. Furthermore, we believe that acquiring these assets or businesses is an important step towards growing into a larger, more stable Company.

With the input of the ISU leadership, the Proxy has been crafted so that the governance changes that it proposes ONLY become effective if Weirton Steel acquires significant steel using funding from an outside investor. This arrangement ensures us that we will only give up our voting control of the Company if there is a transaction that increases the stability of the Company. Even if we vote for the Proxy, no changes will be made unless this type of "transformative event" occurs.

We are at a crossroads and must again choose between future financial stability or the comfortability of the status quo. Some of you will receive multiple proxy voting or ESOP "Participant Instruction Cards". In order to give the Proxy the best opportunity to succeed, we must each vote all the cards we receive and must vote "for" each of the items on each card.

I personally encourage everyone in our mill to attend one of the informational meetings, read the information sent to your homes and vote "for" all of the provisions of the Proxy.

Sincerely,



Mark Glyptis
President



                                      LOGO
       www.standupforsteel.com o Office: 304/748-8080 o Fax: 304/748-8158